Exhibit 3.2

FORM BCA 6.10 (rev. Dec. 2003)
STATEMENT OF RESOLUTION
ESTABLISHING SERIES
Business Corporation Act

Secretary of State
Department of Business Services
501 S. Second St., Rm. 350
Springfield, IL 62756
217-782-6961
www.ilsos.gov

Remit payment in the form of a
check or money order payable
to Secretary of State.

_______________________________________ File # __________________________ Filing Fee: $25          Approved: ___________________

– – – – Submit in duplicate – – – – Type or Print clearly in black ink – – – – Do not write above this line – – – –

1.	Corporate Name:	Wintrust Financial Corporation

2.	The Board of Directors on	May 6	,	2025	duly adopted the following resolution
		Month Day		Year

establishing and designating one or more series and fixing and determining the relative rights and preferences thereof:

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Please see attached resolutions duly adopted by the Board of Directors (the "Board") of Wintrust Financial Corporation (the "Company") on May 6, 2025, pursuant to which the Board authorized and approved the redemption, cancellation and retirement of all of the issued and outstanding shares of the Company's 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E (the "Series E Preferred Stock") on July 15, 2025 in accordance with Section 7 of the Certificate of Designations for the Series E Preferred Stock.

3.	The undersigned Corporation has caused this statement to be signed by a duly authorized officer who affirms, under penalties of perjury, that the facts stated herein are true and correct. All signatures must be in BLACK INK.

Dated	July 15	,	2025	Wintrust Financial Corporation
	Month Day		Year	Exact Name of Corporation

	/s/ David A. Dykstra
	Any Authorized Officer's Signature

	David A. Dykstra, Vice Chairman & Chief Operating Officer
	Name and Title (type or print)

This form is applicable only where the Articles of Incorporation expressly vest authority in the board of directors to establish series and to fix and determine the relative rights and preferences thereof. In such case series may be established and rights and preferences fixed and determined by resolution of the board of directors only to the extent not already established, fixed and determined by the Articles of Incorporation.

NOTE: Only special and preferred classes of stock can be established in series.

Printed by authority of the State of Illinois. January 2015 - 1 - C 141.13

ACTION BY UNANIMOUS WRITTEN CONSENT OF
THE BOARD OF DIRECTORS OF

WINTRUST FINANCIAL CORPORATION

May 6, 2025

Pursuant to Section 8.45 of the Illinois Business Corporation Act of 1983, as amended, and the amended and restated bylaws, as amended, of Wintrust Financial Corporation, an Illinois corporation (the “Corporation”), the undersigned, constituting all of the members of the Board of Directors of the Corporation (the “Board”), hereby adopt the following resolutions:

I.           REDEMPTION TRANSACTIONS

WHEREAS, the Board deems it advisable and in the best interest of the Corporation to redeem, effective as of July 15, 2025 (the “Redemption Date”), all of the issued and outstanding shares of: (i) the Corporation's Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D (the “Series D Preferred Stock”); and (ii) the Corporation's 6.875% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E (the “Series E Preferred Stock”) and the related depositary shares representing interests in such Series E Preferred Stock (the “Series E Depositary Shares”) (collectively, the “Redemption Transactions”).

NOW, THEREFORE, BE IT RESOLVED, that, subject to (x) the closing of the Depositary Share Transaction and (y) the prior approval of the Federal Reserve or other “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision, if required, the Redemption Transactions are hereby authorized and approved in all respects, and that the Authorized Officers be, and each of them hereby is, authorized and directed to execute and carry out, in the name and on behalf of the Corporation, the Redemption Transactions, in each case effective as of the Redemption Date and in accordance with the respective terms of (i) the Series D Preferred Stock, at a redemption price equal to $25.00 per share of Series D Preferred Stock, plus any declared and unpaid dividends, and (ii) the Series E Preferred Stock and the Series E Depositary Shares, at a redemption price equal to $25,000.00 per share of Series E Preferred Stock (equivalent to $25.00 per Series E Depositary Share), plus any declared and unpaid dividends;

RESOLVED FURTHER, that all of the issued and outstanding shares of Series D Preferred Stock, Series E Preferred Stock and Series E Depositary Shares redeemed pursuant to these resolutions shall, effective as of the Redemption Date, be retired and reclassified as authorized and unissued shares of preferred stock, and may thereafter be reissued as any series of shares of preferred stock of the Corporation; and

RESOLVED FURTHER, that the Authorized Officers be, and each of them hereby is, authorized, in the name and on behalf of the Corporation, to (i) issue such notice(s) of redemption to the holders of the Series D Preferred Stock and the Series E Preferred Stock as necessary and advisable, (ii) retain the services of such agents, experts and officials with respect to the Redemption Transactions and execute any and all other documents and agreements in connection therewith, and (iii) take any and all actions deemed necessary or advisable to notify the NASDAQ Stock Market regarding the Redemption Transactions.

Further Authorization

RESOLVED FURTHER, that in order to fully carry out the intent and effectuate the purposes of the foregoing resolutions, the Authorized Officers be, and each of them hereby is, authorized and directed, in the name and on behalf of the Corporation, to take all such action, to execute and deliver all such further agreements, instruments and documents, to make all such filings with governmental or regulatory authorities and to pay all such fees and expenses, in each case which shall in such Authorized Officer's judgment be deemed necessary, proper or advisable, such determination to be evidenced conclusively by any such Authorized Officer's execution and delivery thereof or taking of action in respect thereto; and

RESOLVED FURTHER, that any and all actions heretofore or hereafter taken by any officer, director, employee or agent of the Corporation in accordance with the preceding resolutions are hereby approved, ratified and confirmed.

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